Exhibit 99.1

FOR IMMEDIATE RELEASE

@ROAD REPORTS RECORD THIRD QUARTER REVENUES

Sequential Revenue Increases 21%; Company Raises Fourth Quarter Guidance

FREMONT, Calif. — October 27, 2005 — @Road®, Inc. (Nasdaq: ARDI), a global provider of Mobile Resource Management (MRM) and intelligent field service automation solutions, today announced its results for the quarter and nine months ended September 30, 2005.

Total revenues for the third quarter of 2005 were $25.0 million, a 31% increase compared to $19.1 million for the third quarter of 2004.  Hosted revenues for the third quarter of 2005 were $19.0 million, and licensed revenues for the third quarter of 2005 were $6.0 million.

Net income attributable to common stockholders for the third quarter of 2005 was $33.4 million, or $0.54 per diluted share, compared to net income of $2.9 million, or $0.05 per diluted share, for the third quarter of 2004.  Included in the results for the third quarter 2005 were $34.2 million in a benefit from income taxes, $1.0 million in intangibles amortization associated with the VidusTM Limited acquisition and $0.7 million in depreciation.

For the nine months ended September 30, 2005, total revenues were $65.6 million, a 19% increase compared to the $55.3 million for the same period last year.   Hosted revenues for the first nine months were $58.1 million, and licensed revenues for the first nine months were $7.4 million.  Net income attributable to common stockholders for the first nine months of 2005 was $24.9 million, or $0.41 per diluted share, compared to net income of $7.1 million, or $0.12 per diluted share, for the first nine months of 2004.  Included in the results for the first nine months of 2005 were the operations of Vidus from the February 18, 2005 closing date, as well as a $5.6 million charge for in-process research and development costs, a benefit from income taxes of $37.4 million, $2.5 million in intangibles amortization associated with the Vidus acquisition and $1.8 million in depreciation.

“We are pleased to report that some of the increased RFP activity we’ve seen in the marketplace earlier this year has begun to turn into customer wins,” said Krish Panu, president and CEO of @Road.  “In addition to the previously announced customer wins with several of our specific vertical industry offerings, we’ve also signed several medium-sized customer deals.   We believe that market momentum continues to build, and we are looking for customer demand for both our hosted solutions and licensed software to continue to grow,” commented Mr. Panu.

The Company’s condensed consolidated balance sheet at September 30, 2005 included $95.6 million of cash, cash equivalents and short-term investments. “Due to the nature of our business model, large customer deployments can require upfront cash outlays.  In recent quarters we have purchased significant amounts of inventory in support of both the SBC deployment and the CDPD migration.  Cash collections from customers should increase in the fourth quarter as customers pay us for hardware and service from deployments in the third quarter.  We anticipate that the Company’s cash, cash equivalents and short-term investments balances will be approximately $100 million by the end of the year,” stated Mr. Panu.

The Company’s business outlook for the fourth quarter calls for revenue in the range of between $28 million and $29 million. This is in line with the Company’s previous guidance. Fully diluted earnings per share on a GAAP basis is expected to be approximately $0.02 per share.  This is an increase from the fourth quarter guidance provided last quarter, which called for fully diluted earnings per share on a GAAP basis to be approximately $0.01 per share.

The Company further announced that its Board of Directors has approved the accelerated vesting of all unvested and “out-of-the-money” stock options previously granted to employees and officers under the Company’s 2000 Stock Option Plan with per share exercise prices equal to or greater than $6.40, effective today.  Options held by non-employee directors are excluded from the vesting acceleration.

Unvested stock options to purchase a total of 811,110 shares were accelerated, representing approximately 8 percent of the total of all outstanding @Road stock options.  The accelerated stock options have per share exercise prices ranging from $6.40 to $14.58.

Under the recently revised Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payments,” @Road will be required to recognize an expense associated with its outstanding unvested stock options beginning in 2006.  As a result of the acceleration, the Company expects that its stock option expense would be reduced by approximately $4.5 million over the original option vesting period.

Year to Date Highlights

•      New Customers

o                 Announced six recent customer wins in the transportation and distribution industry.

o                 Announced new customer wins as a result of the @Road alliance with the Chemical Distribution Network (CDN), a distributor-owned organization made up of 21 leading chemical distribution companies.

o                 Announced 28 customer wins in the waste services vertical market during the first five months of 2005.

•                  Acquisitions

o                 On February 18, 2005, @Road completed its acquisition of Vidus Limited, a leading provider of dynamic field service automation solutions located in Ipswich, United Kingdom.

•                  New Services

o                 Introduced taskforce MSPSM, a subscription-based Managed Services Provider (MSP) delivery model for on-demand automated field service delivery.  This new delivery offering of taskforce includes the same innovative features and functionality of the licensed version, but with the additional benefit of being an on-demand MSP solution with a simple “pay as you go” monthly subscription model.

o                 Launched @Road Portico XPSM which features the integration of patented @Road LocationSmartSM technology with “Toughbook” ruggedized notebook computers from Panasonic Computer Solutions Company.  When integrated with @Road Portico XP, Panasonic Toughbook computers can enable the field service technician to securely perform real-time remote tasks such as opening and updating work orders, logging in job times, viewing customer records, messaging, getting driving directions, placing orders or reviewing upcoming assignments and routes.

o                 Announced the global launch of taskforceTM 7, the latest release of its automated and intelligent field service delivery mobile enterprise application.  taskforce 7 also introduces a common Microsoft .NET application architecture which can be used for mobile field service functions, customer service functions and in the operations and planning functions.

o                 Completed testing for the @Road iLM® 3100-W, which incorporates an embedded EDGE wireless communication module, for use on the EDGE high-speed data network.

•                  Infrastructure

o                 Appointed a Vice President, Asia Pacific, to lead @Road expansion efforts in the Asia Pacific region.

o                 Announced the expansion of the Company’s operations and facilities in Chennai, India.

•                  Intellectual Property

o                 Announced the issuance of recently awarded patents by the U.S. Patent and Trademark Office, bringing the Company’s patent portfolio to seventeen issued patents. @Road has additional patents and patents pending in jurisdictions throughout the world.

•                  Alliances

o                 Announced the formation of a new @Road global alliance and business development initiative established to form new strategic relationships for international business and long-term revenue growth.

o                 @Road and Cingular Wireless announced that they will jointly offer MRM solutions that improve asset and fleet management for companies with both private and for-hire fleets in such industries as transportation, consumer packaged goods and telecommunications.

o                 Capgemini Deutschland and Vidus announced an alliance for the German speaking market and the integration of taskforce into SAP for Utilities and SAP Mobile Asset for Utilities (MAU). The solution combines consulting, software and expertise from the companies to provide utility organizations with an integrated, intelligent and real-time solution that can help increase service levels to meet customer expectations while reducing operational costs.

•                  Awards

o                 Received the prestigious Frost & Sullivan 2005 Utility Mobile Solution of the Year Award. Frost & Sullivan recognized @Road with the award in the Utilities Vertical for the @Road Telco, Cable and Utilities Suite MRM solution.

o                 For the fourth consecutive year, @Road earned a place on the Deloitte Technology Fast 500 list. In addition to ranking on Deloitte’s Technology Fast 500, @Road ranked 27 on the Silicon Valley Technology Fast 50, which is a ranking of the 50 fastest growing technology companies in Silicon Valley.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, October 27, commencing at 2:00 p.m. Pacific Time, to discuss the third quarter financial results.  Participating in the call will be @Road President and CEO Krish Panu and CFO Mike Martini.  All interested parties may listen by dialing 800-659-2056 or 617-614-2714, pass code 34725765, or by tuning into the webcast at www.road.com.

About @Road

@Road, Inc. is a leading global provider of solutions designed to automate the management of mobile resources and to optimize the service delivery process for customers across a variety of industries. @Road delivers MRM solutions in three key areas: Field Force Management, Field Service Management and Field Asset Management. By providing real-time Mobile Resource Management infrastructure integrating wireless communications, location-based technologies, transaction processing and the Internet, @Road solutions are designed to provide a secure, scalable, upgradeable, enterprise-class platform, and are offered in on-demand software delivery, on-premise or hybrid environments that seamlessly connect mobile workers in the field to real-time corporate data.

@Road provides Mobile Resource Management solutions to approximately 150,000 subscribers on a hosted basis and to approximately 30,000 end users on a licensed basis around the world. The Company is headquartered in Fremont, Calif., and has a global presence with offices in North America, Europe and Asia. For more information on @Road solutions, visit www.road.com.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Numerous factors, risks and uncertainties affect the company’s operating results and could cause the company’s actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, @Road, and there can be no assurance that future results will meet expectations, estimates or projections. These factors, risks and uncertainties include, but are not limited to, @Road historical and future operating results and profitability; the ability of @Road to integrate Vidus operations successfully; the ability of @Road to increase its cash, cash equivalents and short-term investments balances; the ability of @Road to gain customer wins; the implementation by @Road of SFAS 123(R); the ability of @Road to accelerate or continue to grow as a result of its investment initiatives; the ability of @Road and its alliances to market, sell and support @Road solutions; the timing of purchasing and implementation decisions by prospects and customers; competition; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. The Company cautions the reader that the planned appearances of @Road personnel, time and/or manner of the live teleconference, webcast and replays may change for administrative or other reasons outside the company’s control. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 15, 2005, the @Road Report on Form 10-Q dated August 9, 2005 and in its other filings with the Securities and Exchange Commission.

@Road and iLM are registered trademarks of @Road, Inc. The @Road logo, LocationSmart and @Road Portico are trademarks or service marks of @Road, Inc. Vidus, taskforce and taskforce MSP are trademarks or service marks of Vidus Limited, an @Road company. All other product names and services are the property of their respective owners.

Contact:

Michael Martini	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
Relations
@Road	@Road
510-870-1099	510-870-1317
mmartini@road-inc.com	dlebedeff@road-inc.com

or

Bob Stern
@Road Media Relations
510-870-1360
bstern@road-inc.com